Exhibit 99.1


                   iSECUREtrac Arranges $11 Million Investment

      OMAHA, Neb.-- May 2, 2005- iSECUREtrac(TM) Corp. (OTCBB: ISRE), an industry leader in offender monitoring solutions utilizing global positioning systems ( GPS ) and wireless technology, announced today that Sponsor Investments, LLC, a Dallas, Texas-based private equity firm, has specified its intention to make an $11 million equity investment in iSECUREtrac Corp. preferred stock. The transaction is expected to close by June 15, 2005, but is subject to the approval by iSECUREtrac shareholders of certain changes to the Company's certificate of incorporation at the annual meeting scheduled for early June, the conversion of remaining debt into common stock, and the negotiation and execution of definitive agreements.

      "We are excited about having an investment partner that will be with us for the long-term and brings valuable business relationships and experience to our management team," said Tom Wharton, CEO of iSECUREtrac Corp. "Completion of this transaction will have a positive impact on our growth and should give shareholders confidence in our future."

      "This transaction will complete our financial restructuring, which is the fourth and final step of the strategic corporate initiative we undertook a year ago," said David Vana, CFO of iSECUREtrac Corp. "This infusion of equity, along with the significant elimination of debt and preferred stock we have negotiated, will noticeably strengthen our balance sheet and provide the necessary funding to satisfy the Company's working capital, research and development, and inventory requirements for the foreseeable future."

About iSECUREtrac
iSECUREtrac Corp is a technology and information services company providing advanced GPS tracking solutions for the remote tracking and monitoring of individuals, including real time data collection, secure remote reporting, data mapping and warehousing, and event correlation systems. iSECUREtrac is currently focused in the area of Law Enforcement, Corrections, and Homeland Security for monitoring offenders in community release programs, such as sex offenders and other persons requiring community supervision. iSECUREtrac's GPS monitoring systems are designed to improve public safety, enhance the management of monitoring information, provide the fastest analysis and response, and reduce the financial cost of incarceration. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

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About Sponsor Investments
Sponsor Investments, LLC, a private equity firm, provides acquisition, refinancing and expansion capital for enterprises with highly scalable business models and proven good ideas. In addition, they are a conduit to a network of management and technical resources to augment business strategies, and offer a critical link to resources in manufacturing, outsourcing and distribution in the Asia Pacific region.


Safe Harbor
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

Contacts:
For iSECUREtrac: Tom Wharton or David Vana (402) 537-0022